Exhibit 10.34

DYNEGY INC.
INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective May 21, 2010)

I.  PURPOSE OF PLAN

The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Dynegy Inc., a Delaware corporation (the “Company”), adopted the Dynegy Inc. Incentive Compensation Plan (the “Plan”) effective January 1, 2003 to provide a method for rewarding employees for achieving the Company’s performance goals and assuring that they have a financial stake in the success of the Company’s overall performance.  The Committee adopted a revised version of the Plan, as amended and restated effective January 1, 2006, to reflect the Company’s current organizational structure and operations.  The Committee adopted this version of the Plan, as amended and restated effective May 21, 2010, contingent on approval by the Board and the Company’s shareholders, to make certain modifications to the Plan to ensure continued compliance with applicable provisions of the Code.

The Plan, as amended herein, supersedes any short-term annual bonus program sponsored by the Company or its Affiliates with respect to any individual who is an Eligible Employee under the Plan.

II.  DEFINITIONS AND CONSTRUCTION

2.1   Definitions.  Where the following words and phrases are used in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

(a)    “Actively Employed” or “Active Employment” means an Eligible Employee actively performing all of the usual and customary duties of his employment on his regular work schedule at a Company or Affiliate business location or other location to which Company or Affiliate business requires him to travel.  Notwithstanding the foregoing, an Eligible Employee on paid leave of absence for any reason, long-term disability, or military leave shall be deemed to be “Actively Employed” or in “Active Employment” for purposes of the Plan.

(b)    “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(c)    “Award” means, with respect to each Participant for a Performance Period, such Participant’s opportunity to earn a Payment Amount for such Performance Period upon the satisfaction of the terms and conditions of the Plan and subject to the sole discretion of the Committee.

(d)    “Base Amount” means, with respect to each Participant for a Performance Period, the total base earnings including overtime (but excluding bonuses, project completion, or retention related payments) paid or payable in cash by the Company and the Affiliates to or for the benefit of the Participant for services rendered or labor performed during the period beginning on the first day of such Performance Period (or, if later, the effective date of the Participant’s participation in the Plan) and ending on the earlier of (i) the date upon which a Change in Control occurs or (ii) the last day of such Performance Period.  Base Amount may be adjusted by the Committee in its sole discretion.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Bonus Pool” means a pool to be funded by the Company and the Affiliates in an amount determined by the Committee in its sole discretion.

(g)    “Business Unit” means the business divisions of the Company as determined by the Committee in its sole discretion.

(h)    “CEO” means the Chief Executive Officer of the Company.

(i)    “Change in Control” means:

(i)            a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event;

(ii)          a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity; or

(iii)         circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of this definition, (i) ”resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

 (j)    “Change in Control Severance Plan” means the Dynegy Inc. Change in Control Severance Pay Plan (Effective April 3, 2008), as amended, and the Dynegy Inc. Executive Change in Control Severance Pay Plan (Effective April 3, 2008), as amended.

(k)    “Code” means the Internal Revenue Code of 1986, as amended.

(l)     “Committee” means the Compensation and Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

(m)   “Company” means Dynegy Inc., a Delaware corporation.

(n)    “Company Stock” means the Class A common stock, $0.01 par value per share, of the Company.

(o)    “Covered Employee” means an Eligible Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code Section 162(m).

(p)    “Effective Date” means May 21, 2010, as to this amendment and restatement of the Plan.

(q)    “Eligible Employee” means each individual who is employed in the United States by the Company or an Affiliate and whose terms and conditions of employment are not governed by a collective bargaining agreement, unless such agreement provides for his coverage under the Plan.  Plan eligibility is contingent upon acceptable individual performance as determined by the Committee.

(r)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Participant” means an Eligible Employee who has an opportunity to receive an Award under the Plan pursuant to Article IV.

(t)    “Payment Amount” means an amount equal to such Participant’s Base Amount multiplied by a percentage determined by the Committee in its sole discretion and communicated to each Participant.  Such percentage may vary among individual Participants.

(u)   “Payment Date” means the date payments, if any, under the Plan for a Performance Period are paid to Participants by the Company or its Affiliates.

(v)   “Performance Period” means each twelve-month period commencing on the first day of January.

(w)   “Plan” means this Dynegy Inc. Incentive Compensation Plan, as amended from time to time.

(x)            “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Article VII of the Plan.

2.2           Number, Gender, Headings, and Periods of Time.  Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.  The headings of Articles and Sections herein are included solely for convenience.  If there is any conflict between such headings and the text of the Plan, the text shall control.  All references to Articles and Sections are to this Plan unless otherwise indicated.  Any reference in the Plan to a period or number of days, weeks, months, or years shall mean, respectively, calendar days, calendar weeks, calendar months, or calendar years unless expressly provided otherwise.

III.  ADMINISTRATION

3.1           Administration by the Committee. The Plan shall be administered by the Committee.

3.2           Powers of the Committee.  Subject to Section 3.4, the Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish these purposes.  The Committee shall have all of the powers specified for it under the Plan, including, without limitation, the power, right, or authority:  (a) to designate an Eligible Employee as a Participant at any time, (b) from time to time to establish rules and procedures for the administration of the Plan, which are not inconsistent with the provisions of the Plan, and any such rules and procedures shall be effective as if included in the Plan, (c) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan and any Award, (d) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Committee shall deem appropriate, and (e) to make all other determinations necessary or advisable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem expedient to carry it into effect.

3.3           Committee Decisions Conclusive; Standard of Care.  Subject to Section 3.4, the Committee shall, in its sole discretion exercised in good faith (which, for purposes of this Section 3.3, shall mean the application of reasonable business judgment), make all decisions and determinations and take all actions necessary in connection with the administration of the Plan.  All such decisions, determinations, and actions by the Committee shall be final, binding, and conclusive upon all persons.  The Committee shall not be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Committee by the Company’s officers, employees, or other persons (including the Company’s outside auditors) as to matters the Committee reasonably believes are within such other person’s professional or expert competence.  If a Participant disagrees with any decision, determination, or action made or taken by the Committee, then the dispute will be limited to whether the Committee has satisfied its duty to make such decision or determination or take such action in good faith.  No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its Affiliates, under or by reason of the Plan or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

3.4           Delegation of Powers and Duties. At any time and from time to time, the Committee may appoint subcommittees, individuals, or any other agents as it deems advisable and may delegate to any of such appointees any or all of the powers and duties of the Committee under the Plan.  The provisions of Section 3.3 shall apply with respect to any such appointee in the same manner as such provisions apply to the Committee.

IV.  PARTICIPATION

Each individual who is an Eligible Employee at any time during a Performance Period shall automatically be a Participant and shall have an opportunity to receive an Award with respect to such Performance Period unless otherwise determined by the Committee in its sole discretion.

V.  PERFORMANCE MEASURES

At the end of a Performance Period, the Committee and the CEO will review the Company’s performance goals for such Performance Period and the extent to which such goals have been satisfied.  The performance goals of the Company may include:

(a)  the price of a share of Company Stock,

(b)  the Company’s earnings per share derived from all or any segment or portion of the Company designated by the Committee,

(c)  the return on capital employed by the Company or any segment or portion of the Company designated by the Committee,

(d)  the revenues of the Company or any segment or portion of the Company designated by the Committee,

(e)  the net income (before or after taxes) of the Company or any segment or portion of the Company designated by the Committee,

(f)  the cash flow return on investment of the Company or any segment or portion of the Company designated by the Committee,

(g)  the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any segment or portion of the Company designated by the Committee (including any derivations or adjusted version of this criteria as determined by the Committee) or any other earnings metric of the Company,

(h)  the return on stockholder’s equity achieved by the Company,

(i)  the total stockholder’s return achieved by the Company,

(j)  the operating cash flow, free cash flow or any other cash flow metric of the Company or a segment or portion of the Company designated by the Committee,

(k)  the Company’s liquidity or the liquidity of any segment or portion of the Company designated by the Committee,

(l)  the operating, capital or general and administrative (G&A) expenses of the Company or any segment or portion of the Company designated by the Committee,

(m)  the addition of economic value to or by the Company or any segment or portion of the Company designated by the Committee,

(n)  the safety, environmental, health or operational performance, based on an objective, measurable metric, of the Company or any segment or portion of the Company designated by the Committee,

(o)  any other performance metric selected by the Committee in its sole discretion, including a metric relating to the Company or any segment or portion of the Company designated by the Committee (including, but not limited to, any Business Unit or functional area of the Company), or

(p)  a combination of two or more of any of the foregoing.

Notwithstanding the foregoing or anything to the contrary, if the Committee intends for an Award to be a Qualified Performance-Based Award, then the provisions of Article VII shall apply, including with respect to the selection of the performance goals and criteria for such an Award.

After considering the extent to which the performance goals of the Company have been satisfied, the CEO shall make a recommendation to the Committee of the amount that should be allocated to the Bonus Pool for the Performance Period; provided, however, that the Committee, in its sole discretion, shall make the final determination of the appropriate amount to be contributed to the Bonus Pool for the Performance Period, if any, and the Company and its Affiliates shall contribute the amount approved by the Committee to the Bonus Pool.

VI.  AWARD PAYMENTS

6.1           Determinations by the Committee.  The CEO (or such other officer as may be designated by the Committee or the CEO) shall review the Participants’ accomplishments and determine to what extent the Participants contributed to the attainment of the performance goals of the Company.  The CEO (or such other officer) shall then determine a Payment Amount, if any, to be paid to the Participants (except the CEO, President and the Executive Vice-Presidents of the Company and its Affiliates) and make a recommendation to the Committee.  The Committee shall review the recommendations of the CEO (or such other officer) and determine, in the Committee’s sole discretion and based on any factors it deems appropriate, the Payment Amount, if any, to be paid to Participants.  The Payment Amount to be paid to each Participant who is the CEO, the President or an Executive Vice-President of the Company or any Affiliate shall be determined by the Committee in its sole discretion, based on recommendations from the CEO and any other factors the Committee deems appropriate.

6.2           Eligibility for Payment of Awards.  Each Participant who is Actively Employed by the Company or an Affiliate on the Payment Date shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period.  A Participant who is employed, but not Actively Employed, by the Company or an Affiliate on the Payment Date shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period provided such Participant resumes Active Employment on or before the September 1 next following the Performance Period and continues such Active Employment for at least thirty (30) consecutive days thereafter.  If a Participant’s employment with the Company and its Affiliates terminates for any reason whatsoever prior to the Payment Date, then such Participant shall not be entitled to receive any payment under the Plan for such Performance Period; provided however, that the Committee may, in its sole discretion, make an exception regarding such terminated Participant’s entitlement to a Payment Amount.  The Payment Date for Payment Amounts pursuant to the first sentence hereof shall occur as soon as administratively feasible after the Committee’s determination of the Payment Amount due each Participant under the Plan, but no later than the March 15 next following the Performance Period.  Further, the payment of a Payment Amount pursuant to the second sentence hereof shall occur as soon as administratively feasible after the Participant becomes entitled to such Payment Amount, but no later than the March 15 immediately following the date the Participant becomes entitled to (i.e., becomes vested with respect to) such Payment Amount.  Additionally, no Payment Date for a Performance Period shall occur prior to the end of such Performance Period.

6.3           Change in Control.  Upon the occurrence of a Change in Control prior to the Payment Date with respect to an Award pursuant to Section 6.2 for a Performance Period, the following provisions shall apply:

(a)           With respect to each Participant who is entitled to receive severance benefits under a Change in Control Severance Plan (i.e., is an eligible participant or covered individual under such a plan and has experienced an involuntary or good reason termination in connection with a change in control resulting in entitlement to severance benefits under such a plan), such Participant shall not be entitled to receive any Awards under the Plan; and

(b)           With respect to each Participant who is not entitled to receive severance benefits under a Change in Control Severance Plan (i.e., is not an eligible participant or covered individual under such a plan and/or has not experienced an involuntary or good reason termination in connection with a change in control resulting in entitlement to severance benefits under such a plan) and who is Actively Employed by the Company or its Affiliates on the day immediately prior to the Change in Control, the provisions of Sections 6.1 and 6.2 shall cease to apply and the Company or its Affiliates shall pay a Payment Amount (as determined in the sole discretion of the Committee) for such Performance Period to such Participant; provided, however, that the Committee may determine in its sole discretion that one or more Participants shall not receive any such Payment Amount.  Notwithstanding the foregoing, the Committee may, in its sole discretion, make exceptions regarding the entitlement to Payment Amounts for Participants who are employed, but not Actively Employed, by the Company or its Affiliates on the day immediately prior to a Change in Control and for Participants whose employment with the Company and its Affiliates terminates for any reason whatsoever prior to a Change in Control.  The Payment Amount under this Section 6.3 shall be paid to each Participant at the time determined by the Committee, but no later than the March 15 next following the calendar year in which such Change in Control occurs.

6.4           Form of Payment of Awards.  All Payment Amounts may be paid in cash, Company Stock, or a combination thereof, as determined by the Committee.  All payments shall be made in a lump sum.  Notwithstanding the foregoing, if the Committee determines that shareholder approval of this amendment and restatement of the Plan is necessary or desirable under applicable law and/or the rules of any national or regional securities exchange on which the Company Stock has been listed in order to make payments in shares of Company Stock, then no payments shall be made in Company Stock prior to the date such shareholder approval is obtained by the Company.

VII.  SPECIAL RULES FOR QUALIFIED PERFORMANCE-BASED AWARDS

7.1           Applicability. This Article VII shall apply only to Awards made to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period, and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

7.2           Procedures with Respect to Qualified Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code Section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code Section 162(m)), the Committee shall, in writing:

(a)          designate one or more Covered Employees,

(b)          establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and identify one or more of the following performance criteria to be used in establishing the performance goals:

(i)	the price of a share of Company Stock,

(ii)      the Company’s earnings per share derived from all or any segment or portion of the Company’s business designated by the Committee,

(iii)      the return on capital employed by the Company or any segment or portion of the Company designated by the Committee,

(iv)  the revenues of the Company or any segment or portion of the Company designated by the Committee,

(v) the net income (before or after taxes) of the Company or any segment or portion of the Company designated by the Committee,

(vi)  the cash flow return on investment of the Company or any segment or portion of the Company designated by the Committee,

(vii)  the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any segment or portion of the Company designated by the Committee (including any derivations or adjusted version of this criteria as determined by the Committee) or any other earnings metric of the Company,

(viii)  the return on stockholder’s equity achieved by the Company,

(ix)  the total stockholder’s return achieved by the Company,

(x)  the operating cash flow, free cash flow or any other cash flow metric of the Company or a segment or portion of the Company designated by the Committee,

(xi)  the Company’s liquidity or the liquidity of any segment or portion of the Company designated by the Committee,

(xii)  the operating, capital or general and administrative (G&A) expenses of the Company or any segment or portion of the Company designated by the Committee,

(xiii)  the addition of economic value to or by the Company or any segment or portion of the Company designated by the Committee,

(xiv)  the safety, environmental, health or operational performance, based on an objective, measurable metric, of the Company or any segment or portion of the Company designated by the Committee, or

(xv)  a combination of two or more of any of the foregoing, and

 (c)         specify the relationship between performance criteria and the performance goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period; depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance, the performance of a segment or portion of the Company, or the performance of an individual.

Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such Performance Period.  No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.  The Committee may disregard or offset the effect of any “Extraordinary Items” in determining the attainment of performance goals.  For this purpose, “Extraordinary Items” means extraordinary, unusual and/or non-recurring items, including but not limited to, (a) restructuring or restructuring-related charges, (b) gains or losses on the disposition of a business or major asset, (c) changes in business conditions, regulatory, tax or accounting regulations or laws, (d) resolution and/or settlement of litigation and other legal proceedings or (e) the effect of a merger or acquisition. The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments.

7.3           Payment of Qualified Performance-Based Awards.  A Participant shall be eligible to receive payment pursuant to a Qualified Performance-Based Award for a Performance Period only if the performance goals for such period are achieved and the Committee has so certified in writing as described in Section 7.2 above.  Notwithstanding the foregoing or anything to the contrary, however, an Award may be payable to a Participant on account of death, disability and/or Change in Control, as determined by the Committee in its discretion.

7.4           Additional Limitations.  Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

7.5           Effect on Other Plans and Arrangements.  Nothing contained in this Article will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.6           Dollar Limit.  No Qualified Performance-Based Award to a Covered Employee for a Performance Period shall result in a payment in excess of $10 million.

VIII.  TERMINATION AND AMENDMENT OF PLAN

The Committee may amend the Plan at any time and from time to time.  The Committee may at any time terminate the Plan (in its entirety or as it applies to one or more specified Affiliates).  The Committee shall remain in existence after the termination of the Plan for the period determined necessary by the Committee to facilitate the termination of the Plan, and all provisions of the Plan that are necessary, in the opinion of the Committee, for equitable operation of the Plan during such period shall remain in force.

IX.  MISCELLANEOUS PROVISIONS

9.1           No Effect on Employment Relationship.  For all purposes of the Plan, a Participant shall be considered to be in the employment of the Company as long as he or she remains employed on a full-time basis by the Company or any Affiliate.  Without limiting the scope of the preceding sentence, it is expressly provided that a Participant shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs the Participant.  Nothing in the adoption of the Plan, the grant of Awards, or the payment of amounts under the Plan shall confer on any person the right to continued employment by the Company or any Affiliate or affect in any way the right of the Company (or an Affiliate, if applicable) to terminate such employment at any time.  Unless otherwise provided in a written employment agreement, the employment of each Participant shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Participant’s employer for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of a Participant’s employment for purposes of the Plan, and the reason for such termination, shall be determined solely by and in the discretion of the Committee, and its determination shall be final, binding, and conclusive on all parties.

9.2           Prohibition Against Assignment or Encumbrance.  No Award or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant.  No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any Award or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Plan.  Payments with respect to an Award shall be payable only to the Participant (or (a) in the event of a disability that renders such Participant incapable of conducting his or her own affairs, any payment due under the Plan to such Participant shall be made to his or her duly appointed legal representative and (b) in the event of the death of a Participant, any payment due under the Plan to such Participant shall be made to his or her estate).  The provisions of the Plan shall be binding on all successors and permitted assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.3           Unfunded, Unsecured Plan.  The Plan shall constitute an unfunded, unsecured obligation of the Company to make payments of incentive compensation to certain individuals from its general assets in accordance with the Plan.  Each Award granted under the Plan merely constitutes a mechanism for measuring such incentive compensation and does not constitute a property right or interest in the Company, any Affiliate, or any of their assets.  Neither the establishment of the Plan, the granting of Awards, nor any other action taken in connection with the Plan shall be deemed to create an escrow or trust fund of any kind.

9.4           No Rights of Participant.  No Participant shall have any security or other interest in any assets of the Company or any Affiliate or in the stock of the Company as a result of participation in the Plan.  Participants and all persons claiming under Participants shall rely solely on the unsecured promise of the Company set forth herein, and nothing in the Plan or an Award shall be construed to give a Participant or anyone claiming under a Participant any right, title, interest, or claim in or to any specific asset, fund, entity, reserve, account, or property of any kind whatsoever owned by the Company or any Affiliate or in which the Company or any Affiliate may have an interest now or in the future; but each Participant shall have the right to enforce any claim hereunder in the same manner as a general creditor.  Neither the establishment of the Plan nor participation hereunder shall create any right in any Participant to make any decision, or provide input with respect to any decision, relating to the business of the Company or any Affiliate.

9.5           Tax Withholding.  The Company and the Affiliates shall deduct and withhold, or cause to be withheld, from a Participant’s payment made under the Plan, or from any other payment to such Participant, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment.  The Company and the Affiliates may take any other action as may, in their opinion, be necessary to satisfy all obligations for the payment and withholding of such taxes.

9.6           No Effect on Other Compensation Arrangements.  Except as provided in Article I of the Plan, nothing contained in the Plan or any Participant’s Award shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements affecting any Participant and nothing in the Plan shall be construed to affect the provisions of any other compensation plan or program maintained by the Company or any Affiliate.

9.7           Affiliates. The Company may require any Affiliate employing a Participant to assume and guarantee the Company’s obligations hereunder to such Participant, either at all times or solely in the event that such Affiliate ceases to be an Affiliate.

9.8           Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas.

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IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Board has executed this instrument as of the _____ day of _____________, 2010, effective as of the Effective Date.

DYNEGY INC.

By:
Name:
Title: